 EXHIBIT NO. 99.1

Contact:	Bevo Beaven, Vice President
Bill Conboy, Vice President
CTA Public Relations
303-665-4200

Harken Energy Provides Assessment of Impact from Hurricane Katrina

DALLAS, TX - September 8, 2005- Harken Energy Corporation’s (AMEX: HEC) wholly owned subsidiary, Gulf Energy Management Company (“GEM”), today reported the initial assessment of Hurricane Katrina’s impact on its domestic oil and gas operations which are primarily located onshore and offshore in the Gulf of Mexico.

In preparation for the storm, 75% of GEM’s domestic production was shut in and all employees were safely evacuated. GEM has begun start-up operations and as of today is producing at approximately 55% of its pre-Katrina production level.

GEM continues to inspect and repair damage to its eastern Gulf operations that remain shut in which include, Main Pass, Point a la Hache, Branville Bay and Lapeyrouse. Restoration of remaining curtailed production is also dependent on resumption of downstream infrastructure and the availability of service and equipment contractors necessary for over-water transportation and repairs.

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement including statements such as “believes”, “anticipates”, “expects” and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.